UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2019

Commission File Number: 000-52369

FitLife Brands, Inc.
 (Exact name of registrant as specified in its charter.)

Nevada	000-52369	20-3464383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5214 S. 136th Street, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
 (Registrant's Telephone number)

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	FTLF	N/A

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2019, Fitlife Brands, Inc. (the "Company") entered into entered into a Revolving Line of Credit Agreement (the "Line of Credit Agreement") with Mutual of Omaha Bank (the "Lender") providing the Company with a $2.5 million revolving line of credit (the "Line of Credit"). The Line of Credit allows the Company to request advances thereunder and to use the proceeds of such advances for working capital purposes until September 23, 2020 (the “Maturity Date”), or unless renewed at maturity upon approval by the Company’s Board of Directors and the Lender. The Line of Credit, which remains undrawn to date, is secured by all assets of the Company.

Advances drawn under the Line of Credit bear interest at an annual rate of the one-month LIBOR rate plus 2.75%, and each advance will be payable on the Maturity Date with the interest on outstanding advances payable monthly. The Company may, at its option, prepay any borrowings under the Line of Credit, in whole or in part at any time prior to the Maturity Date, without premium or penalty.

The Line of Credit Agreement includes customary events of default. If any such event of default occurs, the Lender may declare all outstanding loans under the Line of Credit to be due and payable immediately.

The description above is qualified in its entirety by the Line of Credit Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On September 24, 2019, the Company repaid all outstanding balances due on certain promissory notes issued to Sudbury Capital Fund, LP ("Sudbury") and Dayton Judd, the Company’s Chairman and Chief Executive Officer (the “Notes”), in the aggregate principal amount, including accrued but unpaid interest thereon, of $615,191. Mr. Judd is the managing partner of Sudbury. As a result of the repayment of the Notes, the Company terminated its line of credit entered into between the Company and Sudbury on December 26, 2018 providing for maximum borrowings of up to $600,000.

The Company utilized cash on hand to fund the repayment of the Notes.

Item 8.01 Other Events.

On September 23, 2019, the Company's Board of Directors (the "Board") approved an amendment the Company’s share repurchase program as approved on August 16, 2019, pursuant to which the Board authorized management to repurchase of up to $500,000 of the Company's common stock, par value $0.01 per share ("Common Stock"), over the next 24 months (the "Share Repurchase Program"), which Share Repurchase Program was previously reported on the Company's Current Report on Form 8-K filed August 20, 2019. The Board approved an amendment to the Share Repurchase Program to increase the repurchase of up to $1,000,000 of the Company's Common Stock, its Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred"), and warrants to purchase shares of the Company's Common Stock ("Warrants"), over the next 24 months, at a purchase price, in the case of Common Stock, equal to the fair market value of the Company's Common Stock on the date of purchase, and in the case of Series A Preferred and Warrants, at a purchase price determined by management, with the exact date and amount of such purchases to be determined by management.

The Company intends to conduct its Share Repurchase Program in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may be made at management's discretion from time to time on the open market or through privately negotiated transactions at current market prices. The Company may suspend or discontinue the Share Repurchase Program at any time, and may thereafter reinstitute purchases, all without prior announcement.

As of September 26, 2019, since the initial approval of the Share Repurchase Program as approved on August 16, 2019, the Company has repurchased 42,850 shares of Common Stock, or approximately 4.2% of the issued and outstanding shares of the Company, through both open market and private transactions.

The Company utilized cash on hand to fund the repurchase of Common Stock.

Item 9.01 Financial Statements and Exhibits.

Revolving Line of Credit Agreement, dated as of September 24, 2019, between the Company and Mutual of Omaha Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

Date: September 26, 2019	By:	/s/ Dayton Judd
Dayton Judd
Chief Executive Officer